UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2005

DISCOVERY PARTNERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

9640 Towne Centre Drive
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 455-8600

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 14, 2005, Discovery Partners International, Inc. (the “Company”) announced that Riccardo Pigliucci had resigned as the Company’s Chief Executive Officer and as the Chairman of the Company’s Board of Directors, effective as of November 14, 2005.  A copy of the Company’s press release announcing Mr. Pigliucci’s resignation is furnished herewith and attached as Exhibit 99.1.

In connection with Mr. Pigliucci’s resignation, on November 14, 2005, the Company and Mr. Pigliucci entered into a separation agreement.  Pursuant to the separation agreement and in satisfaction of the Company’s obligations under its employment agreement with Mr. Pigliucci, Mr. Pigliucci will receive a payment of $475,000, which equals Mr. Pigliucci’s current annual base salary, along with a bonus of $75,000 for Mr. Pigliucci’s service to the Company during 2005.  The Company will also pay the monthly premiums for  continued health insurance coverage under COBRA for Mr. Pigliucci for a period of twelve months from the effective date of his resignation, and the Company agreed to pay Mr. Pigliucci’s legal expenses in connection with the separation agreement in an amount up to $10,000.  In addition, Mr. Pigliucci will also receive partially accelerated vesting of one of his restricted stock grants, such that the grant was deemed vested as to 56,250 shares at the time of his resignation.  Mr. Pigliucci is also entitled to receive an additional lump sum payment of $475,000 in the event that the Company is acquired pursuant to a change of control transaction on or before June 30, 2006.  A copy of the separation agreement is included as Exhibit 10.1 and incorporated herein by reference.

On November 14, 2005, Harry F. Hixson, Jr., Ph.D., currently the Company’s lead independent director, assumed the role of Chairman of the Board of Directors.  The Board approved a change in payments to Dr. Hixson, as a non-employee director, for his role as Chairman of the Board, which compensation would be instead of compensation previously paid to him as lead director, as follows:  As Chairman of the Board, Dr. Hixson will receive an annual fee of $20,000 (in addition to the annual fee of $20,000 paid to all independent directors, for a total annual fee of $40,000), to be paid beginning January 1, 2006, and will receive an annual non-qualified stock option grant of 10,000 shares (in addition to the annual non-qualified stock option grant of 15,000 shares he is entitled to receive as an independent director and Chair of the Nominating and Corporate Governance Committee, for a total annual non-qualified stock option grant of 25,000 shares), which will vest in full on the first anniversary of the date of grant, such option to be granted as of the date of the annual meeting of the Board as contemplated by the Company’s 2000 Stock Incentive Plan, as amended.  In his role as Chairman of the Board for the period following Mr. Pigliucci’s resignation, Dr. Hixson will also receive cash payments of $10,000 per month for four months beginning January 1, 2006 and a non-qualified stock option grant of 10,000 shares, which will vest in full on the first anniversary of the date of grant.

Item 1.02  Termination of a Material Definitive Agreement

In connection with Mr. Pigliucci’s execution of the separation agreement described above, the Key Employee Agreement dated April 17, 1998 between the Company and Mr. Pigliucci was deemed satisfied in all respects and terminated.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 14, 2005, the Company announced that Mr. Pigliucci had resigned as the Company’s Chief Executive Officer and as the Chairman of the Company’s Board of Directors, effective as of November 14, 2005.  Mr. Pigliucci’s resignation was prompted by a mutual difference of opinion with the Board of Directors over the Company’s strategic plans.  A copy of the Company’s press release announcing Mr. Pigliucci’s resignation is furnished herewith and attached as Exhibit 99.1.

On November 14, 2005, the Company also announced that, in connection with Mr. Pigliucci’s resignation, Michael C. Venuti, Ph.D., the Company’s Chief Scientific Officer and a member of its Board of Directors, was appointed acting Chief Executive Officer.  Dr. Venuti has served as a member of the Board of Directors since May 2003 and was appointed Chief Scientific Officer effective March 31, 2005.  Dr. Venuti was Senior Vice President of Pharmacogenomics of the Celera Genomics Group of Applera Corporation from May 2003 to March 2005, and previously was named Senior Vice President of Research of Celera Genomics and General Manager of Celera South San Francisco when Applera acquired Axys Pharmaceuticals in November 2001.  From November 1994 through

November 2001, Dr. Venuti held various research management positions within Axys Pharmaceuticals and a predecessor company, Arris Pharmaceutical Corporation, and was Senior Vice President of Research and Pre-clinical Development and Chief Technical Officer of Axys Pharmaceuticals at the time it was acquired by Applera.  During his employment at Axys Pharmaceuticals and Arris Pharmaceutical Corporation, Dr. Venuti was actively involved with formation and management of the combinatorial chemistry business, which was later named Axys Advanced Technologies, and which the Company subsequently acquired in May 2000.  Dr. Venuti received an A.B. degree in Chemistry from Dartmouth College and holds a Ph.D. in organic chemistry from The Massachusetts Institute of Technology.  Dr. Venuti completed postdoctoral training at the Institute of Organic Chemistry at Syntex Research, Palo Alto, California.

The Company also announced on November 14, 2005 that Harry F. Hixson, Jr., Ph.D., currently the Company’s lead independent director, has assumed the role of Chairman of the Board of Directors.

Item 9.01  Financial Statements and Exhibits

Item No.	Description
10.1	Separation Agreement dated November 14, 2005 between Riccardo Pigliucci and the Company
99.1	Press Release of the Company dated November 14, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Dated: November 16, 2005	By:	/s/ Craig Kussman
	Name:	Craig Kussman
	Title:	Chief Financial Officer, Senior Vice President,
Finance and Administration, Secretary